                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           JOHNSTON INDUSTRIES, INC.
                       ----------------------------------
                (Name of Registrant as Specified in Its Charter)

                       ----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No filing fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and how it was determined):

--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5) Total fee paid:

--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3) Filing party:

--------------------------------------------------------------------------------
(4) Date Filed:

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


                                [GRAPHIC OMITTED]


                            JOHNSTON INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1999

To the Stockholders of
Johnston Industries, Inc.

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of Johnston Industries, Inc., a Delaware corporation, will be held at 10:00 a.m. (Eastern Daylight Savings Time) on May 26, 1999 at the Executive offices of Johnston Industries, Inc., 105 Thirteenth Street, Columbus, Georgia 31901, to consider and take action with respect to the following actions:

         (1) the election of seven (7) Directors to serve for one-year terms; and

         (2) to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only stockholders of record as of the close of business on April 6, 1999 are entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of such stockholders will be available for the inspection of any stockholder for any purpose germane to the Meeting during the ten days prior to the Meeting, at the offices of Johnston Industries, Inc., 105 Thirteenth Street, Columbus, Georgia 31901.

                                             By Order of the Board of Directors



                                             F. Ferrell Walton
                                             Secretary
Columbus, Georgia
April 26, 1999

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN ORDER TO SECURE A QUORUM. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                            JOHNSTON INDUSTRIES, INC.
                              105 THIRTEENTH STREET
                             COLUMBUS, GEORGIA 31901

                      PROXY STATEMENT DATED APRIL 26, 1999
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1999

                                  INTRODUCTION

VOTE BY PROXY

         The 1999 Annual Meeting of Stockholders of Johnston Industries, Inc. (the "Company" or "Johnston") will be held at 10:00 a.m. (Eastern Daylight Savings Time) on May 26, 1999 at the Executive Offices of Johnston Industries, Inc., 105 Thirteenth Street, Columbus, Georgia 31901, for the purposes set forth in the foregoing notice. The Board of Directors of the Company (the "Board of Directors" or the "Board") solicits your proxy for use and voting at the meeting and at any adjournment or postponement thereof (the "Meeting") and urges you to complete and return the accompanying form of proxy promptly. This Proxy Statement, together with the accompanying form of proxy, is first being mailed to stockholders on or about April 26, 1999.

         All properly executed proxies in the accompanying form which are received in time for the Meeting and not revoked will be voted according to the instructions contained thereon. If no choice is specified, proxies will be voted FOR the election of the seven (7) Directors named herein and in accordance with the prudent judgment of the proxy-holders as to other matters properly presented to the meeting.

         A proxy may be revoked at any time before its exercise by submitting a later dated proxy or by giving written notice of revocation to the Secretary of the Company. In addition, if a person executing a proxy is present at the Meeting, he or she may elect to revoke his or her proxy by notice of such revocation to the Secretary of the Meeting and may vote his or her shares in person. Proxies, if in the form enclosed, duly signed and received in time for voting, and not revoked before they are voted, will be voted at the Meeting in accordance with the instructions specified therein. Your cooperation in promptly returning the enclosed proxy will reduce the Company's expenses and enable the Company's management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation. At the close of business on April 6, 1999, the record date for the Meeting (the "Record Date"), a total of 10,721,872 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock"), were issued and outstanding, with each share of Common Stock entitled to one vote.

COST OF PROXY SOLICITATION

         The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by members of the Board of Directors ("Directors"), officers and regular employees, without separate remuneration, in person or by telephone, facsimile transmission, telegram or mail. As is customary and in accordance with the regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, the Company will, upon request, reimburse banks, brokerage houses and other custodians, nominees, fiduciaries, and other record holders for out-of-pocket expenses of forwarding soliciting material to beneficial owners of the stock.

         The Company has retained Corporate Investor Communications, Inc. ("CIC") to assist the Company in the distribution and solicitation of proxies, primarily from brokers, nominees, fiduciaries and other custodians of the Common Stock. The Company has agreed to pay CIC a solicitation fee in the approximate amount of $3,500 and to reimburse CIC for all printing, postage, freight and other delivery charges CIC incurs in connection with its activities on behalf of the Company.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Common Stock is the Company's only class of securities with general voting rights. Each share of Common Stock is entitled to one vote on each matter properly coming before the Meeting. Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Meeting. Each stockholder has one vote per share on all business to be conducted at the meeting, and cumulation of votes is not permitted. Holders of a majority of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote for the position on the Board of Directors which that nominee represents. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of Directors. Management does not anticipate that any other matters will be presented at the meeting.

                                 AGENDA ITEM ONE

                              ELECTION OF DIRECTORS

INFORMATION REGARDING DIRECTORS

         Directors serve for one-year terms ending after the Annual Meeting of Stockholders at which their term of office expires and their successors have been elected and qualified. In the case of a vacancy, the Board of Directors may elect a replacement or leave the vacancy unfilled. Decisions regarding the election of new Directors during the year are based upon such considerations as the size of the Board and the need to obtain fresh perspectives or to replace the particular skills or experience of former Directors. There is no formal procedure for stockholder nominations for Directors, although the Company's By-laws (the "By-laws") require nominating stockholders to provide advance notice to the Company and certain specified information.

         Proxies received from holders of Common Stock will be voted "FOR" the election of the nominees named below as Directors for one-year terms expiring at the 2000 Annual Meeting of Stockholders, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a Director at the time of the Meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as the present Board of Directors may nominate in substitution therefor. It is not anticipated that any nominee will be unavailable for election.

GENERAL

         The Company's Certificate of Incorporation provides for the number of Directors to be fixed from time to time by or pursuant to the By-laws, provided that the number of Directors may not be less than one. The By-laws currently fix the number of Directors at not less than three or more than fifteen as determined from time to time by Board resolution. Current resolutions of the Board have fixed the number of Directors at seven. Such resolutions may be changed by the Board to increase or decrease the number of Directors, subject to compliance with procedures required for the removal of Directors.

         Biographical information concerning the Directors is set forth below:

NOMINEES FOR REELECTION AS DIRECTORS

         J. Reid Bingham, age 53, has served as a Director since 1991. Mr. Bingham has been General Counsel of Hamilton Bancorp, Inc. and Hamilton Bank, N.A. since October 1996. He previously was a partner from 1994 to 1996 of the law firm of Concepcion, Sexton, Bingham & Urdaneta (formerly Bingham & Castilla). Prior to this time, he was a partner of the law firm of Kirkpatrick & Lockhart from 1989 to 1994.

         Allyn P. Chandler, age 46, was appointed to the Board on October 22, 1998 to fill the vacancy left by the death of her father, David L. Chandler. For the past five years, Ms. Chandler has held senior management positions in not-for-profit organizations. In 1996, she served as Artistic Director and General Manager of Live Arts in Charlottesville, VA. From 1997 through August 1998, Ms. Chandler held various free-lance assignments, mainly with schools, theatres and a film company. Ms. Chandler currently is Chairperson, President and CEO of Redlaw Industries, Inc. and GRM Industries, Inc., a wholly-owned subsidiary of Redlaw Industries, Inc. Ms. Chandler has been a member of the Board of GRM Industries, Inc. since 1985 and a member of the Board of Redlaw Industries, Inc. since 1998.

         John A. Friedman, age 63, has served as a Director since 1996. For the past five years, Mr. Friedman has been engaged in the private practice of law. Prior to entering private practice Mr. Friedman, was a partner in the law firm of Kaye, Scholer, Fierman, Hays and Handler for 20 years.

         William J. Hart, age 57, has served as a Director since 1981. Mr. Hart has been a partner of the law firm of Husch & Eppenberger since January 1997. From August 1970 to January 1997 he was a partner of the law firm of Farrington & Curtis, which was merged into the firm of Husch & Eppenberger.

         Gaines R. Jeffcoat, age 77, has served as a Director since 1986. From January 1988 until Mr. Jeffcoat's retirement on June 30, 1990, he served as Vice President of the Company. Further, he served as Chairman of the Board of Opp and Micolas Mills, Inc., a subsidiary of the Company ("Opp and Micolas"), from January 1, 1988 to December 31, 1989. Mr. Jeffcoat was President of Opp and Micolas for more than five years prior to that time.

         D. Clark Ogle, age 52, has served as President and Chief Executive Officer of the Company since March 19, 1998 and was appointed to the Board on April 7, 1998 to fill a vacancy created by an increase in the number of directors. From October 1996 until March 1998, Mr. Ogle served as managing Director of National Strategic and Operational Improvement Consulting for KPMG Peat Marwick, LLP. From April 1987 to October 1996, he served as CEO for a number of companies including Victory Markets, Inc., Teamsports, Inc., WSR Corporation, Consumer Markets, Inc., and Peter J. Schmitt Co., Inc. Mr. Ogle was Executive Vice President and Chief Operating Officer, then President and Chief Executive Officer, of Scrivner, Inc. for more than five years prior to that time.

         C. Philip Stanley, age 67, has served as President of the Greige Fabrics Division of the Company since February 5, 1998 and was appointed to the Board on April 7, 1998 to fill a vacancy created by an increase in the number of directors. Mr. Stanley, who had retired in December 1996, returned from retirement to serve as Vice Chairman of JI Alabama from May 12, 1997 through February 5, 1998. Prior to that time, he served as President and Chief Operating Officer of Opp & Micolas from January 1988 to December 1996 and for more than five years prior to that, had served as Vice President and General Manager of Opp and Micolas.


 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE REELECTION OF ALL OF
                    THE NOMINEES FOR THE BOARD OF DIRECTORS.

COMPENSATION OF DIRECTORS

         Pursuant to the Company's director compensation policy, each Director who is not an officer or employee of or consultant to the Company is paid an annual Director's fee of $12,000 plus $1,000 for each meeting of the Board or any committee thereof at which such Director is in attendance.

GOVERNANCE OF THE COMPANY

         In accordance with applicable Delaware state law, the business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the Company's overall performance rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them periodically as well as by reports presented at meetings of the Board and its committees by officers and employees of the Company.

         The Board of Directors held eight (8) regular meetings during fiscal 1998. Each Director attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and any committees on which he served.

COMMITTEES OF THE BOARD

         The Board of Directors has standing Audit and Compensation Committees but no Nominating Committee.

AUDIT COMMITTEE

         The Audit Committee, whose members were Messrs. Bingham, Hart and Jeffcoat for the period from June 11, 1997 through May 26, 1998 and whose members were Messrs. Bingham and Hart for the remainder of fiscal 1998, met once during fiscal 1998. The Audit Committee is comprised entirely of directors who are not officers or employees of the Company.

         The Audit Committee reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants.

COMPENSATION COMMITTEE

         The Compensation Committee, whose members were Messrs. Bingham, Friedman and Hart for the period from June 11, 1997 through May 26, 1998 and whose members were Messrs. Jeffcoat, Bingham and Friedman for the remainder of fiscal 1998, met thirteen (13) times during fiscal 1998. The Compensation Committee represents the Board in discharging its responsibilities relating to executive compensation. The Compensation Committee is responsible for reviewing and analyzing management's recommendations regarding executive compensation. In addition, the Compensation Committee develops and enacts executive compensation policies designed to enhance the Company's profitability by aligning the financial interests of the Company with its executives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Bingham, Friedman and Hart served on the Compensation Committee of the Board of Directors (the "Compensation Committee") for the period from June 11, 1997 through May 26, 1998 and Messrs. Jeffcoat, Bingham and Friedman have served since May 27, 1998. None of such Directors are employees or officers of the Company, and there were no compensation committee interlocks.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of the Record Date certain information concerning ownership of Common Stock by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each Director individually, (iii) the Company's Chief Executive Officer ("CEO") and each of the Named Executive Officers (as defined herein) listed in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The determinations of "beneficial ownership" of Common Stock are based upon Rule 13d-3 under the Exchange Act of 1934, as amended (the "Exchange Act"). Such rule provides that shares will be deemed "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of, shares or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined.

                                                                                AMOUNT OF           PERCENT OF
                                                                              BENEFICIAL            OUTSTANDING
     NAME AND ADDRESS OF BENEFICIAL OWNER OR IDENTITY OF GROUP                OWNERSHIP(1)             SHARES
------------------------------------------------------------------            ------------          -----------
J. Reid Bingham (2)                                                               14,250                 *
Allyn P. Chandler (3)                                                          4,513,324                39.7%
John A. Friedman (4)                                                               4,750                 *
William J. Hart (5)                                                               21,757                 *
William I. Henry (6)                                                              93,368                 *
Gaines R. Jeffcoat (7)                                                            30,184                 *
Donald L. Massey (8)                                                              37,850                 *
James J. Murray (9)                                                               77,150                 *
D. Clark Ogle (9)                                                                137,500                 1.3%
C. Philip Stanley (10)                                                            38,762                 *
All directors and officers as a group (13 persons) (11)                        5,037,537                43.3%
Redlaw Industries, Inc. (12)                                                   3,543,704                33.1%
DePrince, Race and Zollo, Inc. (13)                                              905,500                 8.4%
Dimensional Fund Advisors, Inc. (14)                                             874,324                 8.2%
Ann P. Chandler (15)                                                           4,526,698                39.9%
Estate of David L. Chandler (16)                                               4,511,824                39.7%

----------------

*        Less than 1%.

(1) Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares shown as beneficially owned by such person. For each beneficial owner, the number of shares outstanding and the percentage of stock ownership includes the number of common and common equivalent shares (including options and warrants exercisable within 60 days) owned by such individual or entity.
(2) The address of Mr. Bingham is 3750 NW 87th Avenue, 6th Floor, Miami, Florida 33178.
(3)      Includes 750 shares owned directly by Ms. Chandler, 750 shares owned by
         D. L. Chandler, Jr. for which Ms. Chandler holds a Power of Attorney, and 3,543,704 shares owned by Redlaw Industries, Inc. ("Redlaw") and its wholly owned subsidiary GRM Industries, Inc. ("GRM") of which Ms. Chandler may be deemed to be a beneficial owner by virtue of her relationship with Redlaw as set forth below in footnote 12. Ms. Chandler, is one of the personal co-representatives of the Estate of her late father, D. L. Chandler, (the "Estate") who was the Chairman of Johnston Industries at the time of his death on August 21, 1998. Ms. Chandler is deemed to be a beneficial owner of 331,590 shares of Johnston stock and options for Johnston common stock totaling 636,530 options as held by the Estate. The foregoing information is based upon a Schedule 13D filed March 3, 1999 and amended information provided to the Company on behalf of the Estate. The address for Ms. Chandler is P.O. Box 1350, Hobe Sound, Florida 33475.
(4) The address of Mr. Friedman is 430 Park Avenue, 4th Floor, New York, New York 10022.
(5)      The address of Mr. Hart is 750 N. Jefferson, Springfield, Missouri
         65802.

(6) The address of Mr. Henry is 300 General Colin Powell Parkway, Phenix City, Alabama 36867.
(7)      The address of Mr. Jeffcoat is 819 Brookside Drive, Opp, Alabama 36467.
(8)      The address of Mr. Massey is 3503 Lakewood Drive, Phenix City, Alabama
         36867.
(9) The address of Messrs. Murray and Ogle is 105 Thirteenth Street, Columbus, Georgia 31901.
(10)     The address of Mr. Stanley is 307 Sellars Drive, Opp, Alabama 36467.
(11) Includes an aggregate of 901,530 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days.
(12) Redlaw Industries, Inc. ("Redlaw") reports its address as 3968 Wainman Line, Seven Township, R.R. #2, Orillia, Ontario, Canada L3V 6H2. These shares are owned by GRM Industries, Inc., a Tennessee corporation and wholly owned subsidiary of Redlaw. Redlaw is a holding company incorporated in Ontario, Canada with stock traded on the OTC Bulletin Board. Ms. Allyn Chandler is Chairperson of the Board, President, and Chief Executive Officer of both Redlaw and GRM. She is also a co-representative of the Estate, which owns 67.7% of the outstanding stock of Redlaw and may be deemed to be the beneficial owner of the Johnston shares owned by Redlaw. The foregoing information is based upon a Schedule 13D filed March 3, 1999 and amended information provided to the Company on behalf of the Estate.
(13)     DePrince, Race and Zollo, Inc. ("DePrince") reports its address as 201
         S. Orange Avenue, Suite 850, Orlando, Florida 32801. DePrince reports sole voting and dispositive power with respect to all shares. The foregoing information is based on a Schedule 13G dated February 8, 1999.
(14) Dimensional Fund Advisors, Inc. ("Dimensional") reports its address as 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional reports sole voting and dispositive power with respect to all shares. The foregoing is based on a Schedule 13G dated February 11, 1999.
(15) Mrs. Ann P. Chandler is the widow of the late D. L. Chandler, who was Chairman of Johnston Industries, Inc. and, Chairman, President and Chief Executive Officer of Redlaw and GRM at the time of his death. Mrs. Chandler is co-representative of the Estate and therefore is deemed to be the beneficial owner of shares owned by Redlaw, and the shares and options directly part of the Estate. The foregoing information is based upon a Schedule 13D filed March 3, 1999 and amended information provided to the Company on behalf of the Estate.
(16) Mrs. Ann P. Chandler and Ms. Allyn P. Chandler are co-representatives of the Estate, which reports sole voting and dispositive power with respect to all shares shown. The foregoing information is based upon a
         Schedule 13D filed March 3, 1999 and amended information provided to the Company on behalf of the Estate.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Persons subject to these reporting requirements are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of the SEC reporting forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all required Section 16(a) reports were timely filed during fiscal 1998 with the exception of Directors Bingham, Friedman, Hart and Jeffcoat who filed Section 16(a) reports on Form 5 for options granted during the prior fiscal year.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the compensation paid by the Company for the periods indicated to each individual serving as the Company's Chief Executive Officer ("CEO") during fiscal 1998 and to the four most highly compensated executive officers (other than the CEO) who were serving as executive officers at January 2, 1999 and who earned more than $100,000 during fiscal 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                 ANNUAL COMPENSATION (1)                 AWARDS
                                    -----------------------------------------------   ------------
                                                                            OTHER     SECURITIES
                                                                           ANNUAL      UNDERLYING    ALL OTHER
                                                 SALARY        BONUS       COMPEN-       OPTIONS   COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR         ($)          ($)       SATION($)        (#)        ($) (2)
---------------------------------   --------   -----------  -----------  -----------  -----------  -----------
David L. Chandler,                    1998      260,000        50,000          ---       25,000(4)    80,693
Former Chairman of the Board,         1997      390,000       180,000          ---          ---      135,496
President and CEO (3)                 1996      470,792        22,061       58,731(5)   537,330(6)    88,431

D. Clark Ogle,                        1998      351,346       100,000          ---      300,000          ---
President and CEO (7)                 1997          ---           ---          ---          ---          ---
                                      1996          ---           ---          ---          ---          ---

C. Philip Stanley                     1998      225,000        53,000          ---       15,000          ---
President-Greige Fabrics              1997      123,817        25,878          ---          ---          ---
Division (8)                          1996      190,000           ---          ---          ---        2,527

Donald L. Massey,                     1998      215,000           ---          ---        2,000       15,158
President-Johnston Composite          1997      203,750        41,250          ---          ---       11,840
Reinforcements                        1996      187,917           ---          ---       18,000        6,024

James J. Murray                       1998      192,609        20,000          ---       50,000       84,621
Executive Vice President and          1997       49,500           ---          ---          ---        6,907
Chief Financial Officer (9)           1996          ---           ---          ---          ---          ---

William I. Henry                      1998      192,500           ---          ---       12,000       36,015
President-Finished Fabrics            1997      183,125        34,750          ---          ---       27,671
Division                              1996      173,750           ---          ---       18,000       18,245

--------------------

(1) The amounts shown do not include perquisites and other personal benefits, the value of which for each executive officer did not exceed the lesser of $50,000 or 10% of the aggregate compensation for such officer.
(2) Except as described herein, all payments relate to the Company's executive stock purchase plan. "All Other Compensation" for each year presented also includes amounts representing a partial payment of premiums under a "split dollar" life insurance program for Messrs. Chandler and Henry, and reimbursement of relocation expenses for Mr. Murray.
(3) Mr. Chandler served as Chairman, President and CEO until March 20, 1998 and served as Chairman from March 20, 1998 until his death on August 21, 1998.
(4) Stock options granted on July 2, 1998 for Mr. Chandler were terminated and returned to the plan as they had not vested at his death on August 21, 1999.
(5) Present value of consulting payments provided under an employment agreement effective from January 1, 1990 until December 31, 1996. The payments shown in 1996 represent $23,486 for the period July 1, 1995-December 31, 1995 that was not paid until August 26, 1996 in the Company's discretion. The balance of $35,245 is payment for January 1, 1996-September 30, 1996.

(6) Includes 510,330 ten-year options granted to Mr. Chandler in exchange for options previously held by Mr. Chandler representing the right to purchase shares of stock of Jupiter National, Inc. ("Jupiter"). At issuance, these options were equivalent in value to Mr. Chandler's Jupiter options. Such options were granted in lieu of cash in conjunction with the Company's acquisition of Jupiter (the "Jupiter Acquisition") on March 28, 1996.
(7) Mr. Ogle became an Executive Officer of the Company effective March 19, 1998. Accordingly, compensation information is reported only for the 1998 fiscal year.
(8) Mr. Stanley, who retired from the Company in December 1996, as President and Chief Operating Officer of Opp and Micolas Mills, returned on May 12, 1997 as President of the Greige Fabrics Division.
(9) Mr. Murray became an Executive Officer of the Company effective September 22, 1997. Accordingly, compensation information is reported only for the 1997 and 1998 fiscal years.


                       OPTION GRANTS IN LAST FISCAL YEAR


                        NUMBER OF   % OF TOTAL                             POTENTIAL REALIZED VALUE AT ASSUMED
                       SECURITIES  OPTIONS/SARS                            ANNUAL RATES OF STOCK APPRECIATION
                       UNDERLYING   GRANTED TO   EXERCISE OR                    FOR OPTION TERM
                      OPTIONS/SARS EMPLOYEES IN  BASE PRICE   EXPIRATION             ---------------
      NAME               GRANTED    FISCAL YEAR    ($/SH)        DATE              5% ($)       10% ($)
--------------------- -----------   -----------  -----------  -----------       -----------  -----------
David L. Chandler        25,000(1)      5.4%        4.625      08/21/98                 0            0
D. Clark Ogle           300,000        64.2%        5.875      03/19/08            88,125      176,250
C. Philip Stanley        15,000         3.2%        4.625      07/01/08             3,469        6,938
Donald L. Massey          2,000         0.4%        4.625      07/01/08               463          925
James J. Murray          25,000         5.4%        4.563      01/05/08             5,705       11,408
                         25,000         5.4%        4.625      07/01/09             5,781       11,563
William I. Henry         12,000         2.6%        4.625      07/01/08             2,775        5,550

---------------------

(1) Stock options granted on July 2, 1998 for Mr. Chandler were terminated and returned to the plan as they had not vested at his death on August 21, 1998.

         The following table provides information concerning options exercised and year-end option values for fiscal 1998 with respect to the Company's CEO and the Named Executive Officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF UNEXERCISED    VALUE ($) OF UNEXERCISED IN-
                            SHARES                            OPTIONS/SARS AT        THE-MONEY OPTIONS/SARS AT
                          ACQUIRED ON        VALUE         YEAR-END EXERCISABLE/       YEAR-END EXERCISABLE/
         NAME             EXERCISE(#)     REALIZED($)          UNEXERCISABLE            UNEXERCISABLE (1)
----------------------   -------------  ---------------    ---------------------       ------------------
David L. Chandler             ---             ---               636,530/---                299,103/---
D. Clark Ogle                 ---             ---             100,000/200,000                ---/---
C. Philip Stanley             ---             ---                15,000/---                  ---/---
Donald L. Massey              ---             ---                20,000/---                  ---/---
James J. Murray               ---             ---                50,000/---                  ---/---
William I. Henry              ---             ---                30,000/---                  ---/---

---------------

(1) Based on the closing sales price for the Common Stock on the New York Stock Exchange on December 31, 1998 of $3.125 per share.

     The following table sets forth for certain executives the estimated annual normal retirement benefits payable under the Salaried Employees' Pension Plan and Executive Supplemental Retirement Plan based on 1998 plan limits upon retirement at age 65 (assuming Social Security Average wages of $45,000 per year) for various combinations of preretirement remuneration and years of benefit service:

                                                              PENSION PLAN TABLE

 AVERAGE ANNUAL SALARY                                     YEARS OF BENEFIT SERVICE
     LAST 10 YEARS         ----------------------------------------------------------------------------------------
     OR LESS WHERE
      APPLICABLE)              5           10            15           20           25           30           35
----------------------     ---------    ---------    ---------    ---------     --------     --------     ---------
        125,000                9,250       18,500       27,750       39,063       50,375       61,688        73,000
        150,000               11,438       22,875       34,313       48,225       62,138       76,050        89,963
        160,000               12,313       24,625       36,938       51,890       66,843       81,795        96,748
        175,000               13,625       27,250       40,875       57,388       73,900       90,413       106,925
        200,000               15,813       31,625       47,438       66,550       85,663      104,775       123,888
        225,000               18,000       36,000       54,000       75,713       97,425      119,138       130,000
        250,000               20,188       40,375       60,563       84,875      109,188      130,000       130,000
        300,000               22,099       44,197       66,296       92,879      119,463      130,000       130,000
        400,000               22,099       44,197       66,296       92,879      119,463      130,000       130,000
        500,000               22,099       44,197       66,296       92,879      119,463      130,000       130,000
        750,000               22,099       44,197       66,296       92,879      119,463      130,000       130,000

-------------

     The years of benefit service under the Pension Plan as of January 3, 1998 for Messrs. Henry, Massey, Murray, Ogle and Stanley were 27, 6, 1, 0, and 31, respectively.

     The Pension Plan provides that if an employee's employment terminates prior to normal retirement date, payments at normal retirement date will be reduced to reflect the early termination of employment; if employment terminates later than normal retirement date, payments will be adjusted to provide benefits actuarially equivalent to the benefits otherwise payable at the normal retirement date, but not less than the accrued benefit determined at date of retirement; and if the employee elects a method of distribution of benefits other than a single life annuity, payments will be adjusted to provide benefits actuarially equivalent to the benefits to which he would be entitled if he had elected the single life annuity method.

EMPLOYMENT AGREEMENTS

     Mr. Chandler's employment agreement, which commenced on January 1, 1987, entitled him to receive a base salary of not less than $390,000, as well as any bonuses and additional compensation amounts as determined by the Compensation Committee of the Board of Directors. The agreement terminated upon Mr. Chandler's death on August 21, 1998.

     Mr. Ogle's employment agreement is effective for a three year period commencing on March 19, 1998 and provides for a base salary of $450,000, a onetime signing bonus of $100,000, a bonus of $225,000 payable following the first year of employment and bonus or other additional compensation as approved by the Compensation Committee of the Board of Directors over the term of the agreement. In accordance with and upon execution of the agreement, the Company granted Mr. Ogle options to purchase 300,000 shares of the Company's Common Stock which vest in equal amounts over a three year period as governed by the Company's Stock Incentive Plan. The agreement contains a non-competition clause plus a non-solicitation clause (each as defined in the agreement) which are effective for a one-year period following the termination of the employment agreement. Under terms of the agreement, Mr. Ogle would be entitled to continuation of salary and benefits but not bonus for a period of one year in the event of termination by the Company "without cause" (as defined in the agreement). In the event Mr. Ogle should terminate the agreement other than as a result of a material breach by the Company not cured within thirty days or in the event the Company may terminate the agreement "with cause" (as defined in the agreement), Mr. Ogle would be entitled to all salary and benefits accrued though date of termination.

     Mr. Murray's employment agreement is effective for a three year period commencing on September 22, 1997 and provides for a base salary of $180,000, a onetime deferred bonus of $20,000 payable on January 15, 1998, and bonus or other additional compensation as approved by the Compensation Committee of the Board of Directors over the term of the agreement. The agreement contains a non-competition clause which is effective during the term of the contract plus a non-solicitation clause (each as defined in the agreement) which is effective for a one-year period following the termination of the employment agreement. Under terms of the agreement, Mr. Murray would be entitled to continuation of salary and benefits but not bonus for the remainder of the unexpired term in the event of termination by the Company "without cause" (as defined in the agreement). In the event that Mr. Murray should voluntarily terminate the agreement prior to expiration of the effective term of the agreement, he would forfeit all salary and benefits for the remainder of the unexpired term. In the event that the Company employs a new Chief Executive Officer who desires to make his own selection of a Chief Financial Officer, the agreement provides that within the following 30 day period, Mr. Murray may give notice of termination and upon conclusion of a transition period, the Company will pay salary and benefits for a period of one year following the date of termination.

                          COMPENSATION COMMITTEE REPORT

     During fiscal 1998, the compensation paid to the Company's executive officers was approved by the Compensation Committee, which is responsible for reviewing and analyzing management's recommendations regarding executive compensation and developing and enacting executive compensation policies. Under the Compensation Committee's direction, the Company has developed and implemented executive compensation policies and programs designed to enhance the Company's profitability, and thus stockholder value, by aligning the financial interests of the Company with those of its executives.

     The Company's executive compensation system has three components: (i) a monthly base salary; (ii) incentive-based compensation consisting of year-end bonuses based on performance criteria; and (iii) an incentive-based stock option program.

     Base Pay. For each fiscal year, the Compensation Committee approves the base pay component of each executive's compensation. Such review may include a review and analysis of historical and current market data regarding compensation paid to executives in comparable positions at similarly-sized companies that are involved in similar manufacturing operations. The Compensation Committee then considers each of the Company's executives, taking into account the particular requirements and circumstances of each position and other relevant factors. Each executive's prior performance is then evaluated, and his potential future contributions are considered. After consideration of all of the above, the Compensation Committee approves the base pay level for each executive for the coming fiscal year with actual awards based primarily on the Committee's discretionary assessment of Company or business unit performance and individual performance.

     Year-End Compensation. Year-end compensation payments, other than to Mr. D. Clark Ogle, the Company's President and Chief Executive Officer and, during the first quarter of 1998, to Mr. D. L. Chandler, the Company's former Chairman and Chief Executive Officer, are primarily based on management's recommendations, which are reviewed and approved by the Compensation Committee. Management's recommendations are based upon (i) the relative performance and contribution to profitability of each operation or business unit; (ii) each executive's personal role in and contribution to such performance; and (iii) each executive's individual impact in promoting the long-term growth, development and enhancement of stockholder value. The Compensation Committee reviews management's recommended year-end payments for each executive and then sets final levels of year-end payments for each executive. Year-end executive compensation considerations may also include a recommendation that a grant of stock options be made to executives who have made outstanding contributions to the Company during the preceding year.

     Effective January 1, 1997, contractual provisions with Mr. Chandler set forth his base salary and methods of its payment, but did not require any specific year-end compensation payments. These provisions also did not contemplate his acting as Chief Executive Officer, a position he assumed on an interim basis in May 1997 upon the departure of Mr. Gerald Andrews, who had been President and Chief Executive Officer, and in which he served through March 20, 1998. In light of the substantial responsibilities assumed by Mr. Chandler during the period the Compensation Committee determined to award Mr. Chandler $50,000 as a bonus for the period of time he served as President and Chief Executive Officer in fiscal 1998.

     Mr. D. Clark Ogle was appointed President and Chief Executive Officer in March 1998. Under the provisions of an employment contract approved by the Compensation Committee, Mr. Ogle's annual salary was set at $450,000 plus the payment of an inducement bonus of $100,000 in March 1998. The contract also provided for a bonus of $225,000 payable on the first anniversary of the contract and bonuses thereafter as may be approved by the Compensation Committee in its discretion. In addition, Mr. Ogle was granted stock options to purchase a total of 300,000 shares of the Company's Common Stock at a purchase price of $5.875 per share, vesting in three equal amounts on March 19, 1999, March 19, 2000 and March 19, 2001.

     The Compensation Committee believes that its compensation policies successfully direct the Company's management to long-term success and increasing stockholder value, and that management is thus dedicated to achieving significant improvements in long-term financial performance. The compensation policies provide significant compensation for superior performance by an executive and the Company.

     In its review of compensation matters, the Compensation Committee considers the anticipated tax consequences of various payments and benefits. For instance, deductibility of certain types of compensation payments depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations and changes in the tax laws and other factors beyond the Compensation Committee's control may also affect the deductibility of compensation. In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), effective for taxable years commencing 1994. This legislation generally limits the Company's deduction to $1 million per year per executive for certain compensation paid to its CEO and Named Executive Officers. The Code and current regulations issued under the Code contain exclusions from this limitation. In general, the regulations exclude from this limitation compensation that is calculated based on "objective" performance criteria (as defined). The regulations do not exclude from this limitation compensation that is calculated based on achievement of a range of quantitative and qualitative criteria with full discretion by the Compensation Committee to evaluate performance. Grants to covered executives under the Company's Stock Incentive Plan and the existing stock option grants do not currently qualify as grants pursuant to "performance-based plans" for purposes of Section 162(m). Although the Company is reviewing its stock option plan arrangements, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m); although it usually will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with the Company's compensation objectives.

                                                  The Compensation Committee

                                                  Gaines R. Jeffcoat
                                                  J. Reid Bingham
                                                  John A. Friedman

                                PERFORMANCE GRAPH

     The following graph compares the percentage change in the Company's cumulative total shareholder return on Common Stock with the cumulative total return, assuming reinvestment of dividends, of (i) the Standard & Poor's 500 Stock Index and (ii) a peer group index constructed by the Company. During September 1995, the Company's Board of Directors approved a change in the Company's fiscal year end from June 30 to the Saturday nearest December 31, as reflected in the calculation dates for the following graph.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             JOHNSTON INDUSTRIES, INC., S&P 500 INDEX AND PEER GROUP


                                    [GRAPH]


                                       06/30/94     06/30/95      12/30/95     12/28/96     01/03/98     01/02/99
                                       --------     --------      --------     --------     --------     --------
Johnston Industries, Inc.               $   100      $    85      $    90       $   84       $   52       $   37
S&P 500 Index                           $   100      $   126      $   144       $  177       $  237       $  304
Peer Group Index (1)                    $   100      $    94      $    96       $   93       $  119       $   85

-----------------

(1) The Company's self-constructed peer group is composed of the following companies: Guilford Mills, Inc., Springs Industries, Inc., Thomaston Mills, Inc., Burlington Industries, Inc., Cone Mills Corporation N.C. and Galey and Lord, Inc. The prior years peer group included Dominion Textiles, Inc., which was acquired and divided during 1998. A portion of the former Dominion Textiles, Inc. was ultimately acquired by Galey and Lord, Inc. The Peer Group Index has been weighted to account for the respective market capitalization of the subject companies.

                                 AVAILABILITY OF
              ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

     Copies of the Company's Annual Report to Stockholders for fiscal 1998, which includes certain financial information about the Company, are currently being mailed, together with this Proxy Statement, to the Company's stockholders. ADDITIONAL COPIES OF SUCH ANNUAL REPORT ALONG WITH COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR FISCAL 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUSIVE OF EXHIBITS AND DOCUMENTS INCORPORATED BY REFERENCE), ARE AVAILABLE TO STOCKHOLDERS WHO MAKE WRITTEN REQUEST THEREFOR ADDRESSED TO: THE COMPANY SECRETARY, JOHNSTON INDUSTRIES, INC., 105 THIRTEENTH STREET, COLUMBUS, GEORGIA 31901. COPIES OF THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE WITHOUT CHARGE. COPIES OF EXHIBITS AND OTHER DOCUMENTS FILED WITH THE ANNUAL REPORT ON FORM 10-K OR REFERENCED THEREIN WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHING SUCH DOCUMENTS.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, independent auditors, served as the Company's auditors until May 27, 1998, whereupon the Board of Directors determined to award the 1998 engagement to KPMG LLP. The Board of Directors has not yet discussed the selection of the Company's auditors for fiscal 1999. A representative of KPMG LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which stockholders might have.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company, 105 Thirteenth Street, Columbus, Georgia 31901, at the principal executive offices of the Company not later than December 28, 1999 to be eligible for inclusion in the Company's 2000 proxy material.

                                  OTHER MATTERS

     Management does not intend to present to the Meeting any business other than the items stated in the "Notice of Meeting of Stockholders" and does not know of any matters to be brought before the Meeting other than those referred to above. If, however, any other matters requiring a vote of the stockholders properly come before the Meeting or any adjournment thereof, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

     Whether or not you expect to be at the Meeting in person, please sign, date and return promptly the enclosed proxy. No postage is necessary if the proxy is mailed in the United States.


                                             By Order of the Board of Directors



                                             F. Ferrell Walton
                                             Secretary
Columbus, Georgia
April 26, 1999

                            JOHNSTON INDUSTRIES, INC.
                              105 THIRTEENTH STREET
                             COLUMBUS, GEORGIA 31901

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             JOHNSTON INDUSTRIES, INC. (THE "COMPANY") IN CONNECTION
                WITH THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1999

         The undersigned hereby appoints James J. Murray and F. Ferrell Walton, and each of them, with full power of substitution as proxies and attorneys in fact on behalf and in the name of the undersigned to represent the undersigned, at the 1999 Annual Meeting of Stockholders of Johnston Industries, Inc. to be held on May 26, 1999 at 10:00 A.M., (Eastern Daylight Savings Time) at the Executive offices of Johnston Industries, Inc. located at 105 Thirteenth Street, Columbus, Georgia 31901, and at any adjournment thereof with respect to such business as may properly come before the meeting or any and all adjournments thereof and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present.

         The proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated April 26, 1999, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or any adjournment thereof.

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES SPECIFIED IN AGENDA ITEM NO. 1 AND THE PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

         This proxy when properly executed will be voted in accordance with the specifications indicated herein or it will be voted in accordance with the recommendations of the Board of Directors FOR the nominees specified in Agenda Item No. 1.

1.       Election of Directors

[ ]    For all nominees listed below.

[ ]    WITHHOLD AUTHORITY to vote for all nominees listed below.

[ ]    EXCEPTIONS


Nominees: J. Reid Bingham, Allyn P. Chandler, John A. Friedman, William J. Hart, Gaines R. Jeffcoat, D. Clark Ogle, and C. Philip Stanley as directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write the nominee's name in the space provided below.)

Exception
         -----------------------------------------------------------------------



If you also expect to attend the         [ ] I/We plan to attend the meeting.
stockholder's meeting, the Board
of Directors request you check the
box to the right.

Please mark, then date and sign this proxy, exactly as you name(s) appear hereon, and return this entire proxy card in the enclosed postage-paid envelope. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or in any other fiduciary capacity please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.


[ ]  Change of Address and or Comments Mark Here   Dated:
                                                         -----------------------

                                                   Signed:
                                                          ----------------------